UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
 ☐ Preliminary Proxy Statement
 ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
 ☐ Definitive Additional Materials
 ☐ Soliciting Material Pursuant to §240.14a-12
UFP INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
 ☐ Fee paid previously with preliminary materials.
 ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2801 East Beltline NE Grand Rapids, MI 49525

Notice of Annual Meeting
The 2025 Annual Meeting of Shareholders of UFP Industries, Inc. (the “Company”) will be held at 3310 Eagle Park Dr NE, Grand Rapids, MI 49525, on Wednesday, April 23, 2025, at 8:30 a.m. EDT (registration begins at 8:00 a.m. EDT) for the following purposes:

1.	To elect two directors for three-year terms expiring in 2028, with the director nominees recommended by the Company’s Board of Directors named in the proxy statement accompanying this notice.
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2025.
3.	To approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers.
4.	To transact any other business that is properly presented at the meeting or any adjournment thereof.

These business items are described more fully in the accompanying proxy statement.

DATE & TIME	PLACE	RECORD DATE
Wednesday, April 23, 2025 8:30 a.m. EDT (registration begins at 8:00 a.m. EDT)	3310 Eagle Park Dr NE Grand Rapids, MI 49525	February 28, 2025 You can vote if you were a shareholder of record on February 28, 2025

Shareholders of record at the close of business on February 28, 2025, are entitled to notice of and to vote at the meeting. To vote by telephone, shareholders of record may call toll-free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their proxy card or Notice of Internet Availability of Proxy Materials, and follow the recorded instructions. To vote via the Internet, shareholders of record may go to www.proxyvote.com, enter the control number located on their proxy card or Notice, and follow the instructions provided.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 23, 2025. The Company’s notice of and proxy statement for the 2025 Annual Meeting of Shareholders and the annual report to shareholders for the fiscal year ended December 28, 2024, are available free of charge at www.proxyvote.com.

Your vote is important. Even if you plan to attend the meeting, PLEASE VOTE YOUR PROXY PROMPTLY.

By order of the Board of Directors,

R. Paul Guerre,
Corporate Secretary
March 12, 2025

UFP Industries, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525
Annual Meeting of Shareholders
April 23, 2025
2025 Proxy Statement
General Questions and Answers about the Meeting and Voting
The following is information regarding the meeting and the voting process, presented in a question-and-answer format. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to UFP Industries, Inc. and its subsidiaries.
Q:	What is a proxy?
A:
A proxy is your authorization for someone else to vote for you in the way that you want to vote and allows you to be represented at our Annual Meeting of Shareholders (“Annual Meeting”) if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system, or use the Internet voting system, you are submitting a proxy. The Board of Directors of the Company is soliciting this proxy.

Q:	What is a proxy statement?
A:
A proxy statement is a document required by the United States Securities and Exchange Commission (“SEC”) to explain the matters on which you are being asked to vote by proxy and to disclose certain related information. This proxy statement was first made available to our shareholders on or about March 12, 2025.

Q:	Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
A:
Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March 12, 2025, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request it. The Notice instructs you on how to electronically access and review all the information contained in this proxy statement and the annual report, and it provides you with information on voting.
If you would like to receive a paper copy of our proxy materials including our annual report, follow the instructions contained in the Notice about how you may request to receive your materials in printed form on either a one-time or ongoing basis. In addition, an email or paper copy of this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024, as filed with the SEC, may be obtained without charge by written request to UFP Industries, Inc., Attention: Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525, or by contacting our Investor
UFP Industries  4  2025 Proxy Statement

Relations Department at 800-598-9663 or via our website at www.ufpi.com under the tab “Contact Us.” Please make your request by April 9, 2025, to allow sufficient time for delivery prior to the Annual Meeting. If you are viewing this proxy statement online, you will not otherwise receive a paper or email copy unless you submit a request.
Q:	Where is this year’s proxy statement available electronically?
A:	You may view electronically this proxy statement along with our annual report to shareholders for the fiscal year ended December 28, 2024, by going to www.proxyvote.com.
Q:	Who can vote?
A:
Only record holders of the Company’s common stock at the close of business on February 28, 2025 (the “Record Date”), can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?
A:	If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or other nominee on how to vote their shares. See “How can I vote?” below.
Q:	How can I vote?
A:	If your shares are held in “street name,” follow the instructions provided by your brokerage firm, bank or other nominee. If your shares are held in your name, you may vote in one of four ways:

VIA INTERNET:	BY TELEPHONE:

Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for Internet voting is 11:59 p.m. EDT, April 22, 2025.

Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for voting by telephone is 11:59 p.m. EDT, April 22, 2025.

IN WRITING:	IN PERSON:

Complete, sign, date and return the proxy card in the return envelope provided with your proxy card. The deadline by which your completed, signed and dated proxy card must be received is April 22, 2025.
Attend the Annual Meeting to cast your vote.

UFP Industries  5  2025 Proxy Statement

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, telephone or Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted as follows: for the election as directors of the two persons nominated by the Board of Directors; for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2025; and for approval, on an advisory (non-binding) basis, of the compensation paid to our Named Executives (as defined in the Summary Compensation Table included in this proxy statement). In addition, the persons named as proxies will vote your shares in their discretion on any other matters that are properly presented at the meeting or any adjournment thereof.
Q:	Can I revoke my proxy?
A:	You may revoke a proxy at any time before the Annual Meeting by:
1.	delivering written notice of revocation to the Corporate Secretary of the Company, 2801 East Beltline NE, Grand Rapids, MI 49525, which must be received no later than April 22, 2025;
2.	submitting another properly completed proxy card that is later dated;
3.	voting by telephone at a later time;
4.	voting via the Internet at a later time; or
5.	voting at the Annual Meeting.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee and follow their instructions for how your vote may be revoked before the Annual Meeting.
Q:	How many shares must be present to hold the Annual Meeting?
A:
To carry on the business of the meeting, we must have a quorum. This means that a majority of the shares of the Company’s common stock that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy. Shares are counted as present at the meeting if the shareholder either:

•	is present in person at the Annual Meeting; or
•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).
On the Record Date, there were 60,824,418 shares of common stock issued and outstanding. Therefore, at least 30,412,210 shares need to be present in person or by proxy at the Annual Meeting.
Q:	What matters will be voted on at the meeting?
A:
You are being asked to vote on: (i) the election of two directors to serve three-year terms expiring in 2028; (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2025; and (iii) the approval, on an advisory (non-binding) basis, of the compensation paid to our Named Executives, otherwise known as a “say-on-pay” vote. These matters are described more fully in this proxy statement. We are not aware of any other business to be acted upon at the Annual Meeting.

UFP Industries  6  2025 Proxy Statement

Q:	How many votes are needed to approve each matter?
A:
Under the Company’s majority vote standard for the election of directors (described in more detail below), to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes cast “against.”

To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2025, a majority of the votes cast at the Annual Meeting must vote in favor of ratification.
To approve, on an advisory (non-binding) basis, the compensation paid to our Named Executives (the say-on-pay vote), a majority of the votes cast at the Annual Meeting must vote in favor of the compensation paid. Although the say-on-pay vote is advisory and its outcome is non-binding, the Board of Directors and the Personnel and Compensation Committee do take the outcome into consideration, as described below.
As discussed above, if you hold shares in “street name,” you must instruct your brokerage firm, bank or other nominee on how to vote your shares. However, brokerage firms, banks and other nominees that are subject to the rules of the New York Stock Exchange may use their discretion to vote your uninstructed shares on matters considered “routine” under those rules but not with respect to non-routine matters.
The election of directors and the say-on-pay vote are considered non-routine matters under the rules of the New York Stock Exchange. Consequently, if your shares are held by a brokerage firm, bank or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you. If you do not provide such voting instructions, then no vote is cast by the brokerage firm, bank or other fiduciary on those matters, causing a “broker non-vote” to occur for uninstructed shares with respect to those matters.
Abstentions and broker non-votes, if any, will not be counted as votes cast but will count for purposes of determining whether a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.
Q:	What happens if a nominee is not available for election as a director at the time of the Annual Meeting?
A:
The Board may provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies will be voted for the substitute nominee. Proxies cannot be voted for more than two nominees. We have no reason to believe that any nominee will not be available for election as a director at the time of the Annual Meeting.

Q:	What options do I have in voting on each of the matters presented at the meeting?
A:	You may vote “for,” “against,” or “abstain” on each matter properly presented at the meeting.
Q:	Where do I find the voting results of the meeting?
A:
If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

UFP Industries  7  2025 Proxy Statement

Voting Securities and Record Date
As of February 28, 2025, the Record Date for the Annual Meeting, we had issued and outstanding 60,824,418 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names as of the close of business on the Record Date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.
The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of February 28, 2025.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,510,709(2)	13.99%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,882,889(2)	11.32%
Kayne Anderson Rudnick Investment Management, LLC 2000 Avenue of the Stars Suite 1110 Los Angeles, CA 90067	3,152,738(4)	5.18%

1.	Except as otherwise indicated by footnote, each named shareholder has sole voting and investment power with respect to the shares indicated.
2.	BlackRock, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G(1A) it filed with the SEC on January 23, 2024.
3.	The Vanguard Group, either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G(1A) it filed with the SEC on February 13, 2024.
4.
Kayne Anderson Rudnick Investment Management, LLC, either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G(1A) it filed on February 13, 2024.

UFP Industries  8  2025 Proxy Statement

Election of Directors
Our Board presently consists of nine members. These members are divided into three classes of equal number, with the classes to hold office for staggered terms of three years each. Our Board has nominated Joan A. Budden and William D. Schwartz, Jr. to three-year terms expiring at our 2028 Annual Meeting of Shareholders. As an incumbent director, Ms. Budden was previously elected by our shareholders. Mr. Schwartz was appointed as the Company’s President and CEO as of December 29, 2024.
As of the close of the Annual Meeting and upon the election of their respective successors, William G. Currie and Bruce A. Merino will complete their latest three-year terms as directors. As of that time, the size of the Board will be reduced to eight (8) members. The Board would like to thank Messrs. Currie and Merino for their significant contributions during their many years of service as members of the Board.
The persons named as proxy holders in the accompanying proxy will vote to elect the above-named nominees as directors, unless a shareholder directs them differently by proxy. If a nominee is not available for election as a director at the time of the Annual Meeting (a situation which is not now anticipated), the Board may provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies will be voted for the substitute nominee. The proxies cannot be voted for a greater number of persons than the number of nominees named.
Except in a contested election, the vote required for the election of a nominee as a director is the affirmative vote of a majority of the votes cast in the election of that nominee. A “majority of the votes cast” means that the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” that nominee’s election. Abstentions and broker non-votes will not be treated as votes cast either “for” or “against” that nominee’s election and will have no effect on the outcome. The election of directors is considered non-routine under the rules of the New York Stock Exchange. Consequently, if you hold your shares in street name, then unless otherwise instructed by you, brokerage firms, banks and other nominees cannot vote your shares on the election of a nominee. In a contested election, directors are elected by a plurality of the votes cast at a meeting of shareholders. An election is considered contested if there are more nominees for election than positions on the Board of Directors to be filled by election at that meeting.
In any non-contested election of directors, any incumbent director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election is required to immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results for that meeting.

The Board of Directors recommends a vote “FOR” the election of each of the two nominees as a director.

UFP Industries  9  2025 Proxy Statement

The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting and for each person who is continuing as an incumbent director. The information was provided to us as of February 28, 2025, by the respective nominees and directors.
Nominees for Term Expiring in 2028

Joan A. Budden Former President and CEO of Priority Health Age: 63 Director since: 2019
JOAN A. BUDDEN, is the President of a boutique consulting company specializing in strategic planning, leadership development, culture change and strategic marketing. From January 2016 until January 2021, she was President & CEO of Priority Health, one of Michigan’s largest health plans with over $3 billion in annual revenue. In that role, she successfully lead a large acquisition, expanded their market share and geographic footprint and drove profitable growth. Before becoming CEO, Ms. Budden served as Chief Marketing Officer for Priority Health since 2009. Ms. Budden’s responsibilities as Chief Marketing Officer included leading strategic positioning and profitable growth for direct to consumer, government and business-to-business markets. Ms. Budden also serves on the board of Independent Bank Corporation, on the board of AARP Services, Inc, a subsidiary of AARP, and on the board of Together Women’s Health.
Ms. Budden has more than 25 years of executive leadership experience in the health insurance industry that includes leading business development, change management in technology environments, consumer experience, corporate governance and strategy development at a large national health insurer and an integrated delivery system. Her experience in a highly competitive and regulated industry as well as her marketing expertise and leadership skills, make her an important contributor to the Board.
SERVICE AS A DIRECTOR
Director since 2019
Member of Nominating and Corporate Governance Committee
Member of Personnel and Compensation Committee

William D. Schwartz, Jr. President and Chief Executive Officer Age: 47
WILLIAM D. SCHWARTZ, JR., became President and Chief Executive Officer of the Company on December 29, 2024. Before assuming the role of President and CEO, Mr. Schwartz served as President of UFP Retail Solutions, LLC, a wholly owned subsidiary and approximately $2.6 billion segment of the Company that specializes in yard and home products, a position he held since January 1, 2023. Mr. Schwartz joined the Company in 1998, and advanced into a variety of roles including account manager, sales manager, and regional sales director. He is a past member of our CEO Club, which recognizes the Company’s top salespeople. Mr. Schwartz served as general manager of operations for several Company plants, became an operations vice president in 2014, executive vice president of purchasing in 2020, and executive vice president of operations services in 2022.
Mr. Schwartz has significant knowledge of and experience in both the sales and operations sides of the Company. He led the largest operating segment of the Company by revenue, and he understands our culture. These attributes enable Mr. Schwartz to offer the Board valuable insight into the Company and its markets, products, competitors, opportunities, and challenges.
SERVICE AS A DIRECTOR
No prior service

UFP Industries  10  2025 Proxy Statement

Incumbent Directors – Term Expiring in 2026

Benjamin J. McLean CEO of Ruan Transportation Management Systems Age: 48 Director since: 2020
BENJAMIN J. MCLEAN, has been Chief Executive Officer of Ruan Transportation Management Systems, one of the largest privately-held logistics firms in the United States, since 2015. Since joining Ruan in 2007, Mr. McLean has also served as Ruan’s chief operating officer and chief information officer. Prior to joining Ruan, Mr. McLean assisted companies with mergers, acquisitions and equity offerings at William Blair & Company in Chicago, IL, and delivered technology consulting services as part of Deloitte Consulting’s Chicago office. Mr. McLean serves as a board member for the American Transportation Research Institute, is a member of the Northwestern University Transportation Center Business Advisory Committee and is a member and prior chair of the Iowa Business Council. Mr. McLean also served as chair of the Governor’s Economic Recovery Advisory Board for the State of Iowa.
Mr. McLean is an audit committee financial expert as defined by the SEC. His experience in transportation and logistics, as well as his role as chief executive officer of a large and sophisticated business organization, make him an important contributor to our Board.

SERVICE AS A DIRECTOR
Director since 2020
Member of Audit Committee
Member of Nominating and Corporate Governance Committee

Mary Tuuk Kuras CEO of MTK Practical Leadership Age: 60 Director since: 2014
MARY TUUK KURAS, is CEO of MTK Practical Leadership, offering a common-sense approach to strengthening skills for executive leaders. Her work accelerates learning and effectiveness by teaching from real-life situations and passing on valuable knowledge from her 33 years of executive experience in multiple industries. On December 31, 2022, she retired as President and CEO of the Grand Rapids Symphony in Grand Rapids, MI, where she had served since January 2019. Before joining the Symphony, she served as Chief Compliance Officer/Senior Vice President, Properties and Real Estate for Meijer, Inc., a regional retail chain. While at Meijer, Ms. Tuuk Kuras also served as Chief Compliance Officer. Prior to her tenure with Meijer, she was Executive Vice President of Corporate Services, and Secretary of the Board of Directors for Fifth Third Bancorp of Cincinnati, OH. Ms. Tuuk Kuras’ previous positions with Fifth Third included Executive Vice President and Chief Risk Officer of Fifth Third Bancorp, and President of Fifth Third Bank (Western Michigan), where she had leadership responsibility for the growth and strategic direction of major lines of business. She was named one of the “25 Women to Watch in Banking” by the American Banker magazine each year from 2008 to 2014. She serves on the board of Western Alliance Bancorporation, a regional bank with more than $80 billion in assets, and on the board of Chorus America.
Ms. Tuuk Kuras is an audit committee financial expert, as defined by the SEC. Her experience in the financial services and retail industries adds a unique perspective to our Board. Her expertise in enterprise risk management, corporate governance, legal affairs, compliance, regulatory and governmental affairs, as well as strategic planning, properties and real estate, corporate sustainability, operational leadership, and crisis management further enhances her value as a Board member.
SERVICE AS A DIRECTOR
Director since 2014
Member of Audit Committee
Member of Nominating and Corporate Governance Committee

UFP Industries  11  2025 Proxy Statement

Michael G. Wooldridge Counsel - Varnum LLP Age: 65 Director since: 2016
MICHAEL G. WOOLDRIDGE, serves as Counsel with the law firm of Varnum LLP, headquartered in Grand Rapids, MI. He joined Varnum in 1984 and from 1990 through 2024 was a partner in the firm’s corporate practice group, focusing on corporate governance, securities, and mergers and acquisitions. Mr. Wooldridge served on and chaired the firm’s policy committee and has been included in The Best Lawyers in America since 2005. He also serves on the boards of several community organizations.
Mr. Wooldridge serves as an advisor and counsel to a number of publicly-held companies on a variety of corporate and securities law matters. His advice on compliance matters, corporate governance trends and developments and other issues is invaluable, as is his experience in advising other publicly-held companies.
SERVICE AS A DIRECTOR
Director since 2016
Chairman of Nominating and Corporate Governance Committee
Member of Personnel and Compensation Committee

Incumbent Directors – Term Expiring in 2027

Matthew J. Missad Executive Chairman of the Board Age: 64 Director since: 2011
MATTHEW J. MISSAD, became Chairman of our Board of Directors on February 2, 2023, and Executive Chairman of our Board on December 29, 2024. He became the fifth Chief Executive Officer in the Company’s history on July 13, 2011, and President of the Company on January 1, 2023, positions he held until his appointment as Executive Chairman. From 1996 to 2011, he was Executive Vice President, General Counsel and Secretary, in addition to serving on the boards of subsidiary entities, including international partnerships. Mr. Missad served on the board of Independent Bank Corporation from October 2014 to April 2024, and served on its Compensation Committee. Mr. Missad has a JD degree, is a member of the Michigan Bar Association, has a CPA certificate of examination, and is a licensed real estate broker.
Mr. Missad’s experience and exposure to nearly all facets of our business are integral to the growth of the Company. Having led, at various times, the human resources, insurance, marketing, wood preservation, engineering, transportation and compliance teams, and serving on our executive leadership team, he has an ability to understand and motivate people and teams, a capacity to simplify complex issues for sound decision-making, and a well-rounded and deep understanding of the Company’s business, culture, people, markets and opportunities.
SERVICE AS A DIRECTOR
Director since 2011

UFP Industries  12  2025 Proxy Statement

Thomas W. Rhodes President and CEO of TWR Enterprises, Inc Age: 63 Director since: 2012
THOMAS W. RHODES, is President and Chief Executive Officer of TWR Enterprises, Inc. of Corona, CA, a framing company he founded in 1984. TWR is one of the oldest and largest framing companies in Southern California. Mr. Rhodes has served as a board member of the California Framing Contractors Association, Building Industry Association - Orange County, and the California Professional Association of Specialty Contractors - Orange County/Inland Empire. He was appointed Lead Independent Director of the Company on February 2, 2023.
Mr. Rhodes has spent over 40 years building his business while establishing and developing relationships in the residential building and commercial construction industry. Mr. Rhodes’ experience in the site-built construction business and his career as a framing contractor and an entrepreneur provides our Board and management with meaningful insight into this market and its prospects. His creative and strategic-thinking skills have enabled him to branch out into other ventures, including real estate, hotel development and insurance. These experiences provide a unique benefit to his service on our Board.
SERVICE AS A DIRECTOR
Director since 2012
Lead Independent Director
Chairman of Personnel and Compensation Committee

Brian C. Walker Former Partner – Strategic Leadership for Huron Capital Age: 63 Director since: 2015
BRIAN C. WALKER, joined the private equity firm of Huron Capital in January 2019 and served as an Operating Partner until January 2024. He retired as Director, President and Chief Executive Officer of Herman Miller, Inc. of Zeeland, MI on August 31, 2018, and previously served as its chief operating officer and chief financial officer. Prior to Herman Miller, he was a Certified Public Accountant with Arthur Andersen. Mr. Walker serves on the board of directors of Gentex Corporation. He served on the board of Cooper Tire & Rubber Company from 2018 to 2021, on the board of Briggs & Stratton Corporation from 2002 to 2020, and on the board of the Federal Reserve Bank of Chicago-Detroit Branch from 2009 to 2012.
Mr. Walker is an audit committee financial expert, as defined by the SEC. His experience as the CEO of a large public company as well as his experience and expertise in finance, international business, executive compensation and strategic development are valuable to the Company. As a result, he has made meaningful contributions to Board discussions concerning the Company’s strategy and operations, and his education, expertise and experience in accounting and compensation matters provide a unique benefit as a member of our Board.
SERVICE AS A DIRECTOR
Director since 2015
Chairman of Audit Committee

UFP Industries  13  2025 Proxy Statement

Corporate Governance and Board Matters
Our Board is committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles (the “Principles”). These Principles address director qualifications, director responsibilities, periodic performance evaluations, stock ownership guidelines and a variety of other corporate governance matters. The Principles also require the Board to have an Audit Committee, a Nominating and Corporate Governance Committee, and a Personnel and Compensation Committee. The Principles, along with the charters of each of these committees, are available for review on our website at www.ufpi.com under the tabs “Investors → Governance.”
Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers
We adopted a Code of Business Conduct and Ethics that applies to our employees, officers and directors. We also adopted a Code of Ethics for Senior Financial Officers. Each Code is posted on our website at www.ufpi.com under the tabs “Investors → Governance.” Any changes to or waivers of either Code for our chief executive officer or senior financial officers will be disclosed on our website at www.ufpi.com under the tabs “Investors → Governance.”
Affirmative Determination Regarding Director Independence and Other Matters
As required by the Principles, our Board has determined each of the following directors to be an “independent director” under the Nasdaq Stock Market Rules (the “Nasdaq Standard”): Joan A. Budden, William G. Currie, Benjamin J. McLean, Bruce A. Merino, Thomas W. Rhodes, Mary Tuuk Kuras, Brian C. Walker and Michael G. Wooldridge. There are no family relationships between or among the directors and our executive officers.
To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and board committee independence, as well as the criteria applied to determine “audit committee financial expert” status and the answers to annual questionnaires completed by each of the directors. Based on this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and “audit committee financial expert” determinations based upon that report and each member’s review of the information made available to the Nominating and Corporate Governance Committee.
The effectiveness of each of our directors is monitored through the use of an annual assessment. Our Board does not have a mandatory retirement age policy, although the Nominating and Corporate Governance Committee considers a director’s tenure with the Company as a factor in nominating incumbent directors. We believe that the ability of a Board member to add value to the Company is not dependent on age; rather, it is based on the director’s actual performance. As a result, we expect that some directors will not serve until a typical retirement age, while others may serve longer. In addition, we evaluate the tenure of individual directors as well as the collective tenure of our Board. In connection with this evaluation, we strive to maintain a balanced composition of relatively new and meaningful tenured directors with the objective of fostering the input of new ideas and thoughts while maintaining a strong historical perspective and deep understanding of our business and the markets we serve.
Committees
AUDIT COMMITTEE
Each member of the Audit Committee is “independent” under the Nasdaq Standard as well as the applicable rules of the SEC for audit committee membership. Our Board has determined that Mr. McLean, Ms. Tuuk Kuras and Mr. Walker each qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter. In general, the primary purpose of this Committee is to assist the Board in overseeing management’s conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance and ethics. During 2024, the Audit Committee held four meetings.
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PERSONNEL AND COMPENSATION COMMITTEE
Each member of this Committee is “independent” under the Nasdaq Standard. The Committee is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses and other benefits, as well as director compensation. This Committee is also responsible for reviewing succession planning for our Chief Executive Officer, as well as administering our equity-based incentive plans and reviewing compensation plans and awards as they relate to key employees. The Committee has the authority to retain consultants and third-party advisors for assistance. The Committee has the ultimate authority to determine matters of executive compensation; however, it may rely upon recommendations of our Chief Executive Officer for matters of compensation for officers and Named Executives, other than the Chief Executive Officer. Additional information on the Committee’s role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this proxy statement. The full responsibilities of the Personnel and Compensation Committee are set forth in its Charter. During 2024, the Personnel and Compensation Committee held two meetings.
Compensation Committee Interlocks and Insider Participation
Our Personnel and Compensation Committee during fiscal 2024 consisted of Thomas W. Rhodes (Chair), Joan A. Budden, Bruce A. Merino, and Michael G. Wooldridge. None of the foregoing is or has been an officer or employee of the Company or has had any relationship with the Company that is required to be disclosed in this proxy statement as a related party transaction. In addition, no current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Personnel and Compensation Committee.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Each member of the Nominating and Corporate Governance Committee is “independent” under the Nasdaq Standard. The Nominating and Corporate Governance Committee considers and proposes director nominees to the Board for election by our shareholders, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, generally monitors our corporate governance practices, and performs any other functions or duties deemed appropriate by our Board. The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its Charter. The Committee and Board adopted a Policy Governing Director Qualifications and Nominations, the details of which are described below, which include certain minimum qualification and board composition standards. The Committee is responsible for succession planning for Board members. In view of the age and tenure of certain members of the Board, the Committee has been active in seeking and evaluating qualified candidates, consistent with the Policy Governing Director Qualifications and Nominations, to serve on the Board. This Committee is also responsible for overseeing the Company’s strategies and policies with respect to various environmental, social and governance (“ESG”) matters, including oversight of the Company’s related disclosure obligations. During 2024, the Nominating and Corporate Governance Committee held two meetings.
Shareholder Nominees for Director
Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. A shareholder who wishes to nominate a person to serve as a director must provide us with written notice. The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as a director. The nominee’s written consent to the nomination and sufficient background information regarding the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications. Nominations should be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters and must be received no later than 30 days prior to our Annual Meeting of Shareholders, or within seven days after the date our notice of the Annual Meeting of Shareholders is given to our shareholders if our notice of that meeting is given less than 40 days prior to the date of that meeting.
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Director Qualifications and Requirements
Our Board has adopted a Policy Governing Director Qualifications and Nominations (the “Policy”). The substance of the Policy is incorporated into the Nominating and Corporate Governance Committee’s Charter, which is available on our website at www.ufpi.com under the tabs “Investors → Governance.” The Policy sets forth the general process the Committee is required to follow for identifying and evaluating director nominees, including nominees recommended by shareholders. Under the Policy, the Committee has the authority to seek director candidates from any source deemed appropriate, including recommendations of candidates submitted by shareholders. The Policy requires the Committee to evaluate all proposed director candidates in the same manner, irrespective of the source of the initial recommendation of the proposed candidate.
The Policy includes minimum qualification standards, Board composition standards and additional qualification criteria. With respect to the former, the Policy requires that the Committee be satisfied that each recommended nominee meets the following qualifications:
1.	Integrity. The candidate must exhibit high standards of personal integrity and ethical character.
2.
Absence of Conflicts of Interest. The candidate must not have any interests that would impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

3.
Fair and Equal Representation. The candidate must be able to represent fairly and equally all shareholders of the Company, without favoring or advancing any particular shareholder or other constituency.

4.	Experience. The candidate must have experience at a strategic, policy-making, or senior management level in a business, government, non-profit or academic organization of high standing.
5.
Business Understanding. The candidate must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning and basic concepts of corporate finance.

6.	Available Time. The candidate must have, and be prepared to devote, adequate time to our Board and its committees.
In addition to these minimum qualification criteria, the Committee is required to recommend Board candidates to help ensure that a majority of our Board is independent, that each of the Audit, Personnel and Compensation, and Nominating and Corporate Governance Committees is comprised entirely of independent directors, and that at least one member of the Audit Committee qualifies as an audit committee financial expert. The Committee and our Board also consider diversity in their identification of director candidates. Diversity in business and professional experience, education and background benefits the Company by increasing the range of skills and perspectives available to our Board. Director nominees are selected without regard to race, gender, sexual orientation, religious belief or national origin. Our Board believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.
The Committee has, to date, not paid any third-party fees to assist in identifying and evaluating nominees. As of the date of this proxy statement, the Committee has not received any recommended nominations from any of our shareholders in connection with our 2025 Annual Meeting of Shareholders.
Majority Voting
Our Bylaws provide for majority voting in connection with the election of directors. This majority voting standard is described above in the “Election of Directors” section.
Shareholder Communications with the Board; Investor Communications
Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations Department at 800-598-9663. However, any shareholder who wishes to address questions regarding the business or affairs of the Company directly with the Board or any individual director should direct his or her questions in writing to our Secretary at 2801 East Beltline NE, Grand Rapids, MI 49525. Our Secretary has been directed to promptly forward all communications to the full Board or
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the specific director indicated in the letter. Our Board and management team are committed to actively engaging with our shareholders. During 2024, members of our executive team attended several investor conferences at which they met with existing shareholders as well as prospective shareholders. In addition, we regularly meet with investors, prospective investors and investment analysts in person or via video conferencing. These meetings foster constructive dialogue and provide our executives with a better and deeper understanding of our shareholders’ priorities.
Meeting Attendance
Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings and the Annual Meeting of Shareholders. During fiscal 2024, the Board of Directors held four meetings. Except for Bruce A. Merino, all of our incumbent directors who were directors during 2024 attended at least 80% of the aggregate of the total number of Board meetings and the total number of meetings of committees of the Board on which he or she served. In addition, eight of the nine directors in office at the time of our 2024 Annual Meeting of Shareholders attended that meeting.
Anti-Hedging and Anti-Pledging Policy
Our Board has adopted an anti-hedging and anti-pledging policy, restricting our executive officers and directors from engaging in hedging or pledging transactions involving our stock without prior approval. Our policy defines a hedging transaction as any transaction or series of related transactions that are designed to hedge or offset any decrease in the market value of our stock or otherwise eliminate risk related to the ownership of our stock. Pledging transactions are defined to mean any pledge or grant of a security interest in the Company’s securities as collateral for a loan or other obligations to a third-party. Our executive officers and directors are prohibited from engaging in any such transactions without prior approval from the Nominating and Corporate Governance Committee. As of the date of this proxy statement, no such approvals have been made.
Insider Trading Policy
The Company has adopted an insider trading policy governing the purchase, sale, and/or other disposition of its securities by its directors, officers, employees, and other covered persons. The Company believes this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the exchange listing standards applicable to the Company. A copy of this policy will be filed as an exhibit to our Annual Report on Form 10-K for fiscal 2024.
Leadership Structure and the Board’s Role in Risk Oversight
We believe the roles of chief executive officer and chairman of the board should normally be separated. To facilitate the execution of our existing succession plans, however, on February 2, 2023, our Board of Directors combined the roles by appointing our then President and Chief Executive Officer, Matthew J. Missad, as Chairman of the Board. That continued until December 29, 2024, when Mr. Missad retired as our President and Chief Executive Officer and became Executive Chairman of the Board, as described below.
When combining the roles of chief executive officer and chairman of the board in February 2023, our Board appointed Thomas W. Rhodes as Lead Independent Director. No change was made to that appointment in connection with Mr. Missad’s transition from President and Chief Executive Officer to Executive Chairman. As Lead Independent Director, Mr. Rhodes chairs sessions of Board meetings that are exclusively attended by independent directors. He communicates actions requested by the independent directors and serves as a liaison between the independent directors and our Chief Executive Officer and Chairman of the Board. We believe that this structure provides the most effective governance of the Board while the director serving as Chairman is not independent.
Our Board of Directors, through its three committees, has an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company. The current trends toward increased regulation, litigation and political volatility make it extremely difficult to predict the type and magnitude of risks facing the Company. Despite this unpredictability, our Board relies on the representations of management, periodic reports from our independent
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auditors, internal audit services performed by a third party, the Company’s systems of internal controls, the Company’s insurance advisors and the historically conservative practices of the Company to provide comfort as to the Company’s ability to manage its risks. Management’s discussion of current material risk factors is set forth in the Company’s Annual Report on Form 10-K.
Succession Planning
In addition to the regular and ongoing review and evaluation of succession planning for the members of the Company’s Board of Directors by the Board’s Nominating and Corporate Governance Committee, the Board and management regularly review and monitor succession planning for our current leadership positions, including succession in the event of an emergency situation. As part of that planning process, effective December 29, 2024, the first day of our fiscal year 2025, the Board appointed William D. Schwartz, Jr., who then served as President of UFP Retail Solutions, LLC, as President and Chief Executive Officer of the Company. Also effective December 29, 2024, the Board appointed Matthew J. Missad, who then served as President and Chief Executive Officer of the Company and as Chairman of the Board, as Executive Chairman of the Board. In his role as Executive Chairman, in addition to serving as Chairman of the Board, Mr. Missad will provide services to support the transition of the President and CEO roles to Mr. Schwartz, including in the areas of strategic planning and future value creation.
In addition to succession planning for the President and CEO positions, the Board regularly reviews and evaluates succession planning for each segment lead as well as the Company’s other functional leadership positions.
ESG Overview
Our environmental, social and governance (ESG) initiatives are driven by our business philosophy: Take care of your customers, your employees, and your communities, and good financial results will follow. Our goals are to be recognized by our customers as the preferred supplier; by our employees as a safe and inclusive workforce; and by the communities in which we operate as a good corporate citizen. Our Governance Report for fiscal year 2023, in which we detail our progress and our expectations going forward, is available on our website at www.ufpi.com under the tabs “Investors → Governance.”
ENVIRONMENTAL
Our manufacturing operations have a long history of environmental stewardship through efficiency and energy savings, waste management and responsible product sourcing. We quantify our Scope 1 and Scope 2 greenhouse gas (GHG) emissions and are committed to taking the following steps:
•	Disclosing our Scope 1 and Scope 2 GHG emissions in 2025; and
•	Assessing our climate risks and opportunities in alignment with the Task Force on Climate-Related Financial Disclosures (TCFD).
Continuous improvement is a key focus in our operations planning, and, through it, we aim to reduce energy usage as a percentage of unit sales. Our energy management team, which is responsible for continuously seeking opportunities to make our operations more efficient and sustainable, has made meaningful strides by upgrading electrical equipment, including motors, lighting and panels.
We prevent waste through our unique sourcing model, which promotes the use of as much of a canted log as possible in our products. Parts are utilized by one or more of our three business segments, depending on the appearance, the engineering characteristics and the utility for particular applications. What can’t be used in our products is converted to material that is recycled or upcycled by other industries. For example, our wood dust is recycled in quantities exceeding 25,000 tons per year.
Our primary raw material, wood, is renewable, sustainable, recyclable, durable and biodegradable.
Using Life Cycle Assessment and a Total Embodied Energy perspective, wood is a clear winner over competing building materials. Lumber stores its carbon away in structures for decades. According to U.S. Department of Agriculture data published in
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December 2021, in the U.S. alone, forests, wood products and urban trees collectively offset annual carbon dioxide emissions by approximately 10-15%. Because of its superior strength-to-weight ratio, wood requires much less energy to manufacture and deliver to job sites compared to other building materials like steel, concrete or plastic.
As wood is our primary source of raw material, the Company has a vested interest in the health and growth of the planet’s forests. According to The State of America’s Forests report, less than two percent of the standing tree inventory in the U.S. is harvested each year. In Canada, where much of our lumber is sourced, less than one percent of the managed forest is harvested annually. In both countries, responsible forest management has resulted in more than 50 consecutive years of forest growth that exceeds annual harvest. As a result of these trends, forests in both countries have sequestered high levels of carbon in recent decades.
We source lumber from around the world and review vendors’ operations through regular dialogue and on-site visits. Our mill vendors have a practice of planting more trees each year than they harvest, which is important to us and drives our sourcing decisions. Our expectations of suppliers, with whom we have many long-standing relationships, extend to their practices in waste management, health and safety, labor rights, conflict minerals, and human rights. We operate with the highest standard of integrity and sustainability and expect our suppliers to do the same. We have certified chain-of-custody credentials for both Sustainable Forestry Initiative (SFI) and Forest Stewardship Council (FSC).
In our composite decking operations, 100% of the wood fiber used is reclaimed post-industrial waste and 50% of the plastic comes from post-consumer and post-industrial recycled sources.
SOCIAL
To build a supportive social fabric, we cultivate a unique culture that provides all employees significant opportunity for professional and personal growth, enabling them to be successful and to improve the communities in which they work and live. In managing our human capital, we focus on talent retention and recruitment, employee engagement, employee health and safety, community engagement, and employee learning and development.
A core value of the Company is equal opportunity for all. We continually broaden our recruiting efforts to connect with diverse groups who may be unaware of the Company or the opportunities we offer. To that end, we engage with local organizations who help low-income candidates connect with employment opportunities. Our recruitment team ensures that external job postings are available to all, and we specifically drive them to low-income areas and unemployment agencies. We continue to pursue our strategy of increasing the diversity of our workforce while being a destination workplace for people who seek challenge, opportunity and success.
We use several methods to measure and advance employee engagement and effectiveness of our strategies to create a better, safer and inclusive workplace and builder stronger customer relationships. Among them are annual plant reviews, internal audits to assess the strengths and weaknesses of each plant’s HR policies and practices, and anonymous employee surveys conducted by a third party. We use these tools to ensure our operations adhere to policies and standards designed to create a safe, sustainable, and healthy workplace.
Our health and safety program includes industry-leading training and regular compliance audits and oversight designed to ensure that our employees maintain their health and return safely home after their workday. Every employee is responsible for following Company health and safety guidelines to reduce the risk of injury to themselves and their co-workers. We maintain a robust safety organization overseen by our Executive Vice President of Human Capital, who reports to our Chief Executive Officer, and which includes a Corporate Safety Steering Committee led by our Vice President of Safety. In addition, each of our plants has dedicated safety personnel to oversee employee training, which is offered in several formats to accommodate diverse needs, and compliance with corporate safety policies. As a result of our efforts, our accident frequency rates are low when compared with others in our industry.
We offer our employees a variety of opportunities for professional development and learning. Among them are courses offered through the UFP Business School, our internal training and upskilling entity that offers hundreds of courses and programs for new and experienced employees to hone their skills and prepare for advancement. Most of our courses offer remote accessibility to
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provide flexibility. As we continue to grow, our goal is to expand the pool of job candidates, provide excellent training and education, and encourage equal growth opportunities within the Company. By expanding our outreach and providing additional education, we aim to add more diverse team members who have the desire and ability to be promoted to leadership positions.
GOVERNANCE
We value corporate governance as a key component of responsible business practices. We maintain robust governance practices at both the Board and executive leadership levels and across our business units. Our efforts are led by our leadership team and reviewed by our Executive Committee, which includes our CEO, CFO, and segment presidents, with oversight by our Board and its committees.
We believe we have sound and effective corporate governance practices. Certain key aspects of our corporate governance policies and practices as they relate to our Board of Directors and executive management team are described in the foregoing sections of this proxy statement.
We are dedicated to monitoring and advancing our data privacy efforts. We have a privacy committee that includes senior leadership from our HR, IT, Legal, and Governance and Compliance departments. The committee meets periodically throughout the year to discuss employee training, cybersecurity risks, and ongoing infrastructure enhancement projects. We provide our employees with education and training to identify and avoid phishing and other social engineering scams that may compromise the privacy and integrity of our data.
We maintain a cybersecurity risk management program designed to evaluate material threats and vulnerabilities and their potential impact on our operations, data, and stakeholders. We regularly review and update the program to address emerging risks, following the NIST Cybersecurity Framework, NIST Risk Management Framework, and CIS Top 18 Security Controls. We regularly engage third-party consultants for penetration testing, risk assessments, and control audits. We also monitor third-party service providers, particularly those with access to sensitive data, through contractual and oversight mechanisms designed to mitigate and monitor risks continuously. We work proactively to prevent, detect, and minimize the impact of cybersecurity incidents through a structured incident response plan, which we regularly test with simulated incidents.
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Ratification of Deloitte & Touche LLP as Independent Registered Public Accounting Firm
for Fiscal 2025
The Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 27, 2025 (“Fiscal 2025”). Deloitte has served as our independent registered public accounting firm since 2014. The services provided to us by Deloitte for fiscal years 2024 and 2023 are described below under the caption “Independent Registered Public Accounting Firm – Disclosure of Fees.”
We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for Fiscal 2025. Although ratification is not legally required, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance. Representatives of Deloitte are expected to be present at our Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
The affirmative vote of the holders of a majority of the shares voted on this matter will be required for ratification. The persons named as proxy holders in the accompanying proxy will vote in favor of ratification, unless a shareholder directs them differently by proxy. Abstentions and broker non-votes will not be treated as votes cast on this matter and will have no effect on the outcome. This matter is considered routine under the rules of the New York Stock Exchange. Consequently, if you hold your shares in street name, then unless otherwise instructed by you, brokerage firms, banks and other nominees will have the discretionary authority to vote your shares on this matter.
If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee, at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2025.

Independent Registered Public Accounting Firm — Disclosure of Fees
As explained above, Deloitte served as our independent registered public accounting firm for the fiscal years ended December 28, 2024 and December 30, 2023. The following table sets forth the fees we paid to Deloitte for those years, all of which were pre-approved by the Audit Committee pursuant to the pre-approval policy described below. No more than 50% of the hours expended on Deloitte’s engagement to audit our financial statements for fiscal 2024 were attributable to work performed by persons other than Deloitte’s full-time, permanent employees.

	2024	2023
Audit Fees(1)	$1,381,114	$1,476,540
Tax Fees (Time and Materials)	$321,814	$131,509
All Other Fees	$1,895	$1,895
Total	$1,704,823	$1,609,944

1.	Includes annual audit, quarterly reviews, and audit of internal controls.
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Audit Committee Pre-Approval Policy
The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by our independent registered public accounting firm. The policy sets out the specific services that must be pre-approved by the Audit Committee and places limitations on the scope of these services while ensuring the independence of the auditors to audit our financial statements is not impaired. The policy prohibits us from retaining Deloitte for services that are proscribed by rules of the SEC to be performed by the Company’s independent registered public accounting firm. In addition, the policy requires disclosure via our SEC filings of non-audit services performed by our auditors. All services provided by Deloitte under the captions “Audit Fees,” “Tax Services (Time and Materials)” and “Other Services” in the table above were approved by the Audit Committee under this policy.
Audit Committee Report
On February 26, 2025, the Audit Committee submitted to the Board of Directors the following report:
The Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 28, 2024.
The Committee has discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2024.
Brian C. Walker, Chairman
Benjamin J. McLean
Mary Tuuk Kuras
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Approval, on Advisory (Non-Binding) Basis, of
Executive Compensation
Consistent with our Board’s recommendation, as approved by our shareholders, and as required under the Exchange Act, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation paid to our Named Executives. Because your vote is advisory, it will not be binding on our Board. However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
The Company has had a long-standing tradition of delivering results to its shareholders. Because the compensation of our executives has been closely linked to Company performance, our executive compensation programs have played a major role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage the Company.
Our compensation programs are substantially tied to our key business objectives and financial performance. If the value we deliver to our shareholders declines, so does the compensation we pay to our executives. We closely monitor the compensation programs and pay levels of executives of companies of similar size and complexity, with the objective that our compensation programs are within a range of market practices and remain competitive.
We believe our executive compensation programs are effective and structured in a manner that (a) is consistent with our compensation philosophy and objectives (as described in our Compensation Discussion and Analysis below), (b) promotes our business objectives, and (c) supports our culture and traditions that have existed for 70 years.
The advisory vote on executive compensation was conducted at our Annual Meeting of Shareholders in 2024, based on the disclosure of our executive compensation in the proxy statement for that meeting. Approximately 83% of the shares then outstanding voted at that meeting to approve the compensation paid to our Named Executives. The Board considered the results of this vote as highly supportive of the Company’s compensation policies and programs.
For the reasons set forth above, our Board of Directors recommends that you vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure, and related material disclosed in the Company’s proxy statement for its 2025 Annual Meeting of Shareholders, is hereby APPROVED.”
The persons named as proxy holders in the accompanying proxy will vote in favor of the resolution, unless a shareholder directs them differently by proxy. Abstentions and broker non-votes will not be treated as votes cast on this matter and will have no effect on the outcome. This matter is considered non-routine under the rules of the New York Stock Exchange. Consequently, if you hold your shares in street name, then unless otherwise instructed by you, brokerage firms, banks and other nominees cannot vote your shares on this matter.

The Board of Directors recommends a vote “FOR” approval of the resolution set forth above approving the compensation paid to our Named Executives as described in the resolution.

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Securities Ownership of Management and Directors
The following table contains information with respect to ownership of our common stock by each director, each nominee for election as a director, each Named Executive in the tables under the caption “Executive Compensation” below, and all executive officers and directors as a group. The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of February 28, 2025:

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
Matthew J. Missad	484,900(2)	*
Michael R. Cole	261,236(2)	*
Patrick M. Benton	124,687(2)	*
William G. Currie	177,577(3)	*
Scott A. Worthington	145,977(2)	*
Thomas W. Rhodes	80,283(3)	*
William D. Schwartz, Jr.	84,785(2)	*
Michael G. Wooldridge	46,316(3)	*
Bruce A. Merino	23,191	*
Brian C. Walker	39,148(3)	*
Mary Tuuk Kuras	36,036(3)	*
Joan A. Budden	19,203(3)	*
Benjamin J. McLean	12,406(3)	*
All directors and executive officers as a group (15 persons)	1,559,660(2)(3)	2.56%

* Less than one percent (1%).
1.	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.
2.
Includes shares subject to issuance under our deferred compensation plans for Messrs. Missad, Cole, Benton, Worthington, and Schwartz in the amounts of 92,710 shares; 31,716 shares; 11,584 shares; 16,562 shares; and 10,367 shares, respectively.

3.
Includes shares held in our Director Plan for Mesdames Budden and Tuuk Kuras who hold 19,203 shares and 7,797 shares, respectively, and Messrs. Currie, McLean, Rhodes, Walker, and Wooldridge who hold 36,751 shares; 11,740 shares; 63,354 shares; 31,721 shares; and 29,844 shares, respectively.

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Executive Compensation
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
We believe our employees are our most important asset. Our executive compensation program has been designed to motivate, reward, attract and retain management personnel that we deem essential to promote our success. The program seeks to align executive compensation with Company objectives, business strategy and financial performance. In applying these principles, we seek to:
•	Create an environment that rewards performance for achievement of Company goals;
•	Attract and retain key executives critical to the long-term success of the Company; and
•	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and requirements.
We believe the compensation of our executives should reflect the performance of the business units in which they are involved and for which they are responsible. We further believe the performance of our executives in managing the Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.
What Our Compensation Program is Designed to Reward
Our compensation program is designed to reward overall financial performance as well as each person’s individual contribution to the Company. In measuring an individual’s contribution to the Company, the Personnel and Compensation Committee (the “Committee”) considers numerous factors, including the individual’s contribution to Company performance, individual performance relative to pre-established goals, and general economic conditions in the markets we serve.
Compensation Program Components - Emphasis on Incentive-Based Compensation
The Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy and established programs. The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable and competitive.
The principal components of our executive compensation consist of (a) base salary, (b) annual performance incentives, and (c) long-term incentive compensation (generally payable in the form of equity-based compensation awards).
It has been our practice to provide modest base salaries, relative to the market, and place a greater emphasis on performance-based compensation. We believe that this is consistent with motivating our management team to create shareholder value and with what our shareholders expect. If we perform well and create value for our shareholders, our management team is compensated well for those results. We measure financial performance by our return on investment (“ROI”) in the business (described below), a metric we believe correlates well with the creation of shareholder value.
In 2024, the Company once again performed very well, relative to our targeted ROI. For the year, we achieved an overall ROI of 19.80% (our threshold ROI is 6.0% for the corporate incentive compensation pool and 8.5% for each segment pool). This resulted in meaningful incentive compensation awards. Our annual cash incentive compensation is limited to two times each executive’s prevailing base salary. Any amounts earned in excess of this limitation is paid in the form of long-term equity-based compensation.
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As explained in more detail below, any incentive compensation paid in the form of our shares is subject to future service conditions. Consequently, each executive must continue working for the Company for an additional service period to receive the balance of the incentive compensation earned in 2024 and paid as long-term compensation. For 2024, the variable compensation earned by all of the Company’s Business Units (defined below) totaled approximately $96 million in annual cash incentive compensation and $18 million in long-term incentive compensation. The long-term incentive amount was paid in the form of (a) restricted stock grants that vest five years from the grant date and (b) stock performance units that vest and are payable three years from the date of grant, based upon Company performance.
Base Salaries. Base salaries are set for our executive officers at the Committee’s first meeting each year, generally at the end of January or the beginning of February. At this meeting, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, excluding his own compensation. The Committee may accept or adjust such recommendations. It makes the sole determination of the compensation for our Chief Executive Officer, subject to the approval of our Board.
The Committee considers a variety of objective and subjective factors in considering the establishment of base salaries. In addition, the Committee reviews and monitors the executive compensation programs and pay levels of executives among the Company’s peer group.1 Based upon its review, the Committee concluded that our compensation program for executive officers is generally competitive and is effective in providing the requisite incentives and rewards to our leadership team.
Effective December 29, 2024, the first day of Fiscal 2025, our Board of Directors appointed William D. Schwartz, Jr. to succeed Matthew J. Missad as President and Chief Executive Officer of the Company, and appointed Mr. Missad as the Executive Chairman of our Board of Directors. In connection with those appointments, the Board increased Mr. Schwartz’s annual base salary for Fiscal 2025 from $390,000 to $600,750, and reduced Mr. Missad’s annual base salary for Fiscal 2025 from $871,873 to $500,750. For Fiscal 2025, the Committee approved modest salary increases to the Named Executives other than Messrs. Missad and Schwartz as follows:

NAMED EXECUTIVE	2025 EFFECTIVE DATE	NEW SALARY	% INCREASE
Michael R. Cole	02/01/2025	$480,750	0.2%
Patrick M. Benton	02/01/2025	$408,750	0.2%
Scott A. Worthington	02/01/2025	$408,750	0.2%

As noted above, at our Annual Meeting of Shareholders in 2024, based on the disclosure of our executive compensation in the proxy statement for that meeting, approximately 83% of the shares then outstanding voted at that meeting to approve the compensation paid to our Named Executives.
Chief Executive Officer. The Committee annually reviews, and recommends for Board approval, our Chief Executive Officer’s base salary. Factors considered by the Committee include comparable compensation data, assessment of past performance, and anticipated future contributions in leading the Company. Mr. Missad’s base salary for 2024 fell in the mid-range of the salaries of comparable executives in our peer group. The Committee has complete discretion in recommending the base salary for Messrs. Missad and Schwartz, neither of whom has an employment agreement with the Company.
CEO Pay Ratio. For fiscal 2024, the ratio of the median of the annual total compensation of all of our active employees as of December 28, 2024, excluding our Chief Executive Officer ($53,356), to the annual total compensation of our Chief Executive Officer ($5,948,997) was 112:1. The compensation of our median employee was determined by: (1) calculating the annual total compensation of all of our active employees as of December 28, 2024 (the “Determination Date”); (2) ranking the annual total compensation of all employees (except our Chief Executive Officer) from lowest to highest (which comprised a total of
1.
Our peer group companies are American Woodmark Corp.; Boise Cascade Co.; Builders FirstSource, Inc.; Gibraltar Industries Inc.; Greif Inc.; Louisiana-Pacific Corp.; Masco Corp.; Patrick Industries, Inc.; Simpson Manufacturing Company, Inc.; Sonoco Products Company; Trex Company, Inc.; and Smurfit Westrock plc (as successor of Westrock Company Pursuant to a 2024 merger transaction).

UFP Industries  26  2025 Proxy Statement

15,101 employees); and (3) selecting the employee who ranked as the median (7,551 on the list of 15,101). We included all of our full-time and part-time employees as of the Determination Date and annualized the total compensation for those full-time and part-time employees who were employed by us for less than one year as of the Determination Date. We applied applicable foreign exchange rates, relative to the U.S. dollar, for our non-U.S. employees. Total annual compensation for each employee, other than the CEO, is based on our payroll records and includes each element of compensation listed in the Summary Compensation Table below, with the exception of (a) employer contributions to any 401(k) or similar qualified, defined contribution plan, and (b) shares granted not vested, both of which are excluded from the total annual compensation for each employee other than our CEO. For ease of administration, bonus dollars for all employees, except the CEO, reflect actual bonus compensation paid in 2024 but earned in 2023. However, as required for the Summary Compensation Table, the bonus dollars for the CEO reflect bonus dollars and associated stock grants earned in 2024 and paid in February 2025.
Annual Incentive Compensation. Our incentive compensation program provides for the contribution of a fixed percentage of pre-incentive compensation operating profit to each of a number of pools, based upon the pre-incentive compensation ROI of each plant, business unit and segment (each of which is referred to as a “Profit Center”), as well as a separate Corporate incentive compensation pool. Combined, these incentive compensation pools are the source of the Company’s aggregate incentive compensation awards.
ROI is determined based upon the Profit Center’s pre-incentive compensation operating profit, less income taxes, divided by the average investment of the Profit Center. Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accumulated amortization and less accounts payable.
At the beginning of each year, each Named Executive is allocated a fixed percentage of the incentive compensation pool of his or her respective Profit Center. The amount of an employee’s percentage of his or her pool is generally reflective of that person’s relative degree of responsibility for the operations and results of that Profit Center, as well as his or her performance and tenure with the Company. If the Profit Center generates profits which result in an incentive compensation pool, the participant receives the allocated percentage as incentive compensation. The dollar amount of that pool is based upon the Profit Center aggregate ROI. As ROI increases, a higher percentage of pre-incentive compensation operating profit is contributed to the pool.
For the Corporate Profit Center, the minimum contribution percentage of 4.7% of pre-incentive compensation operating profit occurs at the lowest level of ROI, which is 6.0%. The maximum contribution percentage of 7.5% occurs at a ROI of at least 22.0%. Following the achievement of ROI of 6.0%, and subject to the maximum contribution rate of 7.5%, for every 100 basis point improvement in ROI, the Company contributes an approximate additional 2.5 basis points of pre-incentive compensation operating profit to the Corporate Profit Center incentive compensation pool. Two of our Named Executives participated in the Corporate Profit Center incentive compensation pool in 2024. For our segment pools, the minimum contribution percentage of 1.8% of pre-incentive compensation operating profit occurs at the lowest level of ROI, which is 8.5%. The maximum contribution percentage of 2.2% occurs at an ROI of at least 22.0%. Subject to the maximum contribution percentage of 2.2%, for every 100 basis point improvement in ROI, the Company contributes approximately 0.35 basis points in pre-incentive compensation operating profit to each segment incentive compensation pool.
There are tiered performance thresholds for both the size of each incentive compensation pool as well as individual incentive compensation payments. This effectively resulted in the reallocation of approximately $65 million of otherwise incentive compensation to our shareholders. Under this program, each performance pool was preliminarily allocated funds based upon the formula described in the preceding paragraph. Each pool is then subject to threshold amounts. For the Corporate Profit Center incentive compensation pool, the thresholds were $850 million (Tier 1) and $950 million (Tier 2). To the extent the pool exceeds Tier 1, 25% of the pool in excess of Tier 1 and below Tier 2 is deducted from the pool and effectively reallocated to shareholders; 50% of the pool in excess of Tier 2 is effectively reallocated to shareholders. The segment pools are subject to the same reallocations at $300 million (Tier 1) and $350 million (Tier 2). In addition to the adjustments made to the incentive compensation pools, and subsequent to those adjustments, preliminary individual incentive compensation allocations for the leaders of each pool, as well as each other Named Executive, are subject to similar adjustments. For 2024, each Named Executive was subject to payment thresholds of $1 million (Tier 1) and $1.5 million (Tier 2). For preliminary bonus payments in excess of Tier 1, 25% of the amount between Tier 1 and Tier 2 was reallocated to other, non-Named Executive participants; 50% of the preliminary bonus payment above Tier 2 was similarly reallocated.
UFP Industries  27  2025 Proxy Statement

For 2024, we achieved an overall ROI of 19.80%. Following the adjustments described above, the total contribution to the Corporate Profit Center incentive compensation pool for fiscal 2024 was $39,414,261, which equaled 6.1% of pre-incentive compensation operating profit. The performance bonuses for Messrs. Missad and Cole were based upon the Company’s total ROI, and the performance bonuses for Messrs. Benton, Schwartz, and Worthington were based upon the ROI of their respective segments.
For 2024, Mr. Missad was eligible to receive an initial 20% allocation of the net Corporate Profit Center pool. The initial allocation to Mr. Missad, as well as allocations for each of the other Named Executives, is subject to the adjustments described above. Following the application of those adjustments, not more than 2.0 times an executive’s base salary may be paid in the form of annual cash incentive compensation. As a result, Mr. Missad received cash incentive compensation of $1,743,747 for 2024, which was 4.42% of the Corporate Profit Center incentive compensation pool. Mr. Missad’s total allocation of the 2024 Corporate Profit Center incentive compensation pool was 12.54%.
The amount of incentive compensation earned by an employee in excess of the annual cash incentive compensation limitation is paid in the form of equity-based compensation awards under our Long-Term Stock Incentive Plan (“Long-Term Compensation”). Ninety percent (90%) of the equity awards granted to the Named Executives in 2025, based upon 2024 performance, were paid in the form of shares of restricted Company common stock that cliff vest on the fifth anniversary of the award date. The balance of the awards was issued in the form of performance units. The number of shares that may be issued for each performance unit is determined at the end of the three-year performance period, based upon the Company’s actual, cumulative pre-incentive compensation operating profit relative to the budgeted amount of cumulative, pre-incentive compensation operating profit for that three-year period (“Budget PBOP”). The Budget PBOP is determined as of the beginning of each three-year performance period. The actual number of shares issuable is based upon the product of (1) the number of target shares that are subject to the award, and (2) the earnout percentage, based upon the following:

ACTUAL COMPANY PBOP RELATIVE TO TARGET PBOP	EARNOUT PERCENTAGE
- At least 150% of Budget PBOP	200%
- Less than 150% of Budget PBOP but at least 100% of Budget PBOP	100%
- Less than 100% of Budget PBOP but at least 50% of Budget PBOP	Percent of Budget PBOP Achieved
- Less than 50% of Budget PBOP	0%

In addition, no shares are issuable under our performance unit award agreements unless the Company achieves the targeted pre-incentive compensation return on investment (“PBROI”) during the three-year performance period. For awards granted in 2024, the target level PBROI was 12%.
The number of shares issuable for performance units granted in fiscal 2022 were determined and based upon the Company’s cumulative PBOP during the three-year performance period ended December 28, 2024, relative to targeted PBOP amounts. The Company’s actual PBOP for that three-year performance period was less than the threshold target amount of $2,734,410,000; consequently, no shares were issued to our Named Executives under the terms of the performance unit awards granted in fiscal 2022.
UFP Industries  28  2025 Proxy Statement

The following table discloses and explains the determination of incentive compensation earned by the Named Executives for 2024.

NAMED EXECUTIVE	ACTUAL ROI(1)	PERCENT OF PBOP CONTRIBUTED TO THE CORPORATE PROFIT CENTER INCENTIVE COMPENSATION POOL	ADJUSTED ALLOCATION OF PARTICIPATION IN THE CORPORATE PROFIT CENTER INCENTIVE COMPENSATION POOL	ANNUAL CASH INCENTIVE PAID(2)	LONG-TERM INCENTIVE COMPENSATION(2)
Matthew J. Missad	19.80%	6.1%	12.54%	$1,743,747	$3,197,580
Michael R. Cole	19.80%	6.1%	5.94%	$961,500	$1,380,051
Patrick M. Benton	31.77%	2.2%(3)	38.85%(3)	$817,500	$935,534
William D. Schwartz, Jr.	21.72%	2.0%(3)	46.94%(3)	$1,201,500	$723,514
Scott A. Worthington	13.60%	1.8%(3)	38.87%(3)	$817,500	$300,860

1.	The Committee periodically establishes ROI threshold achievement levels for each Profit Center, which may vary among the different Profit Centers.
2.	For 2024, the incentive compensation for Messrs. Missad, Cole, Benton, Schwartz, and Worthington equaled $4,941,327, $2,341,551, $1,753,034, $1,925,014 and $1,118,360, respectively.
3.
For 2024, Messrs. Benton, Schwartz, and Worthington did not participate in the Corporate Profit Center incentive compensation pool. Rather, the incentive compensation for each of them was based upon the ROI of their respective Segments/Profit Centers.

Long-Term Stock Incentive Plan. We provide long-term incentive compensation to our executive officers and key employees through grants of restricted shares, conditional stock grants and other equity-based awards under the terms of our Long-Term Stock Incentive Plan (the “LTSIP”). The Committee has complete discretion in determining eligibility for participation and the type and number of shares subject to awards made under the LTSIP, except for those awarded to our CEO, which are determined by the Board.
Based upon the formula described above, our Named Executives received restricted stock awards and performance units in the following amounts for 2024 performance under our long-term incentive compensation program:

	MATTHEW J. MISSAD	MICHAEL R. COLE	PATRICK M. BENTON	SCOTT A. WORTHINGTON	WILLIAM D. SCHWARTZ, JR.
Shares subject to five-year cliff vesting	26,984	11,646	7,895	2,539	6,106
Performance Units	2,998	1,294	877	282	678

Minimum Stock Ownership Policy. We encourage and promote ownership of Company stock by our employees and directors. We have a Minimum Stock Ownership Policy that sets requirements for ownership of our common stock by our key employees and independent directors, as follows:

TITLE	COMPANY STOCK OWNERSHIP REQUIREMENT
Officers	$200,000
General Managers of Operations, Managing Directors, Regional Sales Managers, Operations Managers, Corporate Directors, National Sales Directors, Segment/ Business Unit Directors, Segment Controllers	$100,000
Plant Managers, Corporate Senior Managers, Purchasing/ Transportation Managers, Regional Safety Directors	$50,000
Independent Directors	7,500 shares

Deferred Compensation Plan. We maintain a Deferred Compensation Plan (“DCP”) which allows key employees to defer a portion of their salary and/or cash incentive compensation. Our Named Executives may not defer more than $15,000 of salary or more than $100,000 of incentive compensation per year. Participants in the DCP may elect to invest the deferred amounts in certain investment alternatives, including our common stock. Also, under the DCP, if a key employee’s ownership of our common stock is below certain targeted thresholds, the amount of the deferral must be used to invest in shares of our common stock. All
UFP Industries  29  2025 Proxy Statement

amounts deferred to the DCP that are invested in our common stock are invested at a price per share representing a 15% discount to the prevailing market price of our stock. In general, each employee receives a payout of his or her DCP account one year from the date he or she terminates employment with the Company, unless termination of employment is due to retirement, death or change in control, in which case the employee or his or her beneficiary may receive the distribution earlier, subject to DCP provisions. An employee’s participation in the DCP will terminate if the employee fails to make a deferral election under the DCP for two consecutive years, beginning on or after the plan year commencing January 1, 2024.
Executive Stock Grant Program. The Company maintains an Executive Stock Grant Program (the “ESGP”) pursuant to which we grant restricted shares of our common stock to eligible employees who invest in shares of the Company’s common stock under the DCP. Under the ESGP, approximately $0.351 worth of Company stock is awarded for each $1.00 deferred and invested in Company stock under the DCP (the “Match Shares”). The Match Shares vest in full on the fifth anniversary of the grant date, subject to certain acceleration events.
Employee Stock Purchase Plan. We have a shareholder-approved Employee Stock Purchase Plan (the “ESPP”) which allows our employees to make payroll deductions or lump sum contributions, or both, for the purchase of our common stock. Shares of our common stock are purchased with the money in the employee’s account on the last trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock. All eligible employees with at least one year of service may participate in the ESPP. Under the ESPP, an employee may not acquire more than $25,000 of our common stock in any one plan year, based upon the fair market value of our stock as of the date of purchase.
Executive Retirement Plan. Under our Executive Retirement Plan (the “ERP”), selected officers with 20 or more years of Company service and at least 10 years of service as an officer are entitled to certain retirement benefits. The ERP provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the 3-year period preceding retirement), and is payable over three years after retirement, death, or disability. The retirement benefit is reduced if the participant’s death, disability, or retirement occurs prior to age 62 but after age 55, which is the minimum age necessary to receive any benefit pursuant to the ERP (other than following a change of control of the Company). None of the foregoing age or service requirements applies if an ERP participant dies, becomes disabled, or retires following a change of control of the Company, in which case the retirement benefit is 150% of base salary based upon the executive’s highest annual base salary during the 3-year period preceding death, disability, or retirement. In each case, payment of the retirement benefit is contingent on the executive signing a release of claims and non-compete in favor of the Company.
Clawback Policy. Our Board has adopted a Clawback Policy that requires the Company to recoup or otherwise recover certain incentive compensation paid to the Company’s executive officers in the event of a restatement of the Company’s financial statements, as described in the policy. The Clawback Policy also permits our Board, in its discretion, to recoup certain incentive compensation paid to an executive officer who has engaged in certain improper misconduct, as described in the policy.
Say on Pay Results and Shareholder Engagement. Historically, our shareholders have expressed meaningful support of the Company’s executive compensation practices and programs. As noted above, we have favored a practice of providing modest base salaries, relative to our peers and the market, in return for a greater emphasis on performance-based compensation. Our financial performance over the past several years indicates that this practice has yielded significant benefits for our shareholders (from 2022 through 2024, the Company’s share price has increased 25% and its compound annual growth rate over that three-year period has been 8%). As noted above, at our Annual Meeting of Shareholders in 2024, based on the disclosure of our executive compensation in the proxy statement for that meeting, approximately 83% of the shares then outstanding voted at that meeting to approve the compensation paid to our Named Executives.
1.
In December 2024, our Board of Directors approved an amendment to the ESGP to lower the match from approximately $0.85 to approximately $0.35, commencing with deferrals made under the DCP on or after January 1, 2025.

UFP Industries  30  2025 Proxy Statement

Personnel and Compensation Committee Report
The primary purpose of the Personnel and Compensation Committee (the “Committee”) is to assist the Board in discharging its responsibilities related to the compensation of the Company’s executives. The Committee’s responsibilities are more fully described in its Charter, which is available on our website at www.ufpi.com under the tabs “Investors → Governance.”
The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Effective as of March 7, 2025, based upon that review and those discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Thomas W. Rhodes, Chairman
Joan A. Budden
Bruce A. Merino
Michael G. Wooldridge
UFP Industries  31  2025 Proxy Statement

Summary Compensation Table
The following table includes information regarding the compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for each of our last three fiscal years (the “Named Executives”).

NAME AND PRINCIPAL POSITION	YEAR	SALARY(1)	STOCK AWARDS(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION(1)(3)	ALL OTHER COMPENSATION(4)	TOTAL
Matthew J. Missad, Chief Executive Officer	2024	$871,154	$3,282,580	$1,743,746	$51,517	$5,948,997
	2023	$859,992	$5,795,703	$1,743,746	$55,094	$8,454,535
	2022	$823,574	$7,697,562	$1,726,482	$51,656	$10,299,274
Michael R. Cole, Chief Financial Officer	2024	$478,750	$1,425,683	$961,500	$22,792	$2,888,725
	2023	$463,376	$2,838,099	$960,000	$24,853	$4,286,328
	2022	$444,684	$2,951,424	$930,000	$29,920	$4,356,028
Patrick M. Benton, President, UFP Construction, LLC	2024	$407,333	$981,166	$817,500	$20,637	$2,226,636
	2023	$391,962	$1,530,808	$816,000	$26,166	$2,764,936
	2022	$303,166	$2,515,788	$800,000	$20,424	$3,639,378
Scott A. Worthington, President, UFP Packaging, LLC	2024	$407,333	$346,491	$817,500	$22,727	$1,594,051
	2023	$390,833	$1,331,973	$816,000	$26,430	$2,565,237
	2022	$274,583	$2,336,542	$800,000	$21,439	$3,432,564
William D. Schwartz, Jr., President, UFP Retail, LLC(5)	2024	$384,583	$770,264	$1,201,500	$35,305	$2,391,652
	2023	$318,814	$1,153,731	$780,000	$22,056	$2,274,601

1.
Includes amounts deferred by the Named Executives under our Profit Sharing and 401(k) Plan and DCP. The 2024 amounts include deferrals under the DCP in the amount of $100,000 for Mr. Missad, $55,000 for Messrs. Cole, Schwartz, and Worthington, and $70,000 for Benton. The 2023 amounts include deferrals under the DCP in the amount of $115,000 for Mr. Missad, $55,000 for Messrs. Cole, Schwartz, and Worthington, and $70,000 for Benton. The 2022 amounts include deferrals under the DCP in the amount of $115,000 for Mr. Missad, and $55,000 for Messrs. Benton, Cole and Worthington.

2.
The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are based on a vesting period of either three, five or eight years.

3.	Represents annual cash bonus payments under incentive compensation plans tied to our operating profit and ROI, which cover substantially all salaried employees.
4.
The amounts in this column include Company contributions to our Profit Sharing and 401(k) Plan for 2024 in the amount of $5,450 for Messrs. Missad, Cole, Schwartz, and Worthington; and $3,519 for Mr. Benton. Subject to certain requirements, including age and service requirements, all employees are eligible to participate in our Profit Sharing and 401(k) Plan.

Also included in this column is personal use of corporate aircraft for 2024 in the amount of $28,696.57 for Mr. Missad. We permit limited personal use of corporate aircraft by our Named Executives, and personal use of our aircraft requires approval by our Chief Executive Officer. We calculate the incremental cost to the Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to specific trips.
The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive’s aggregate fringe benefits: use of Company-owned property; a convenience allowance; and taxes paid on behalf of the Named Executive.
5.	Mr. Schwartz first became a Named Executive in 2023.
UFP Industries  32  2025 Proxy Statement

Narrative Disclosure of Perquisites and Benefits
We provide benefit programs to executive officers and other employees. The following table generally identifies such benefit plans and those employees who may be eligible to participate:

BENEFIT PLAN	OFFICERS	CERTAIN MANAGERS	FULL-TIME EXEMPT EMPLOYEES	FULL-TIME NON-EXEMPT EMPLOYEES
401(k) Plan	√	√	√	√
Medical/Dental/Vision Plans	√	√	√	√
Life and Disability Insurance	√	√	√	√
Employee Stock Purchase Plan	√	√	√	√
ROI Bonus Plan	√	√	√	Not Offered
Hourly ROI Bonus	Not Offered	Not Offered	Not Offered	√
Equity Incentive Plans	√	√	√	Not Offered
Change in Control and Severance Plan	√	√	Not Offered	Not Offered
Deferred Compensation Plan	√	√	Not Offered	Not Offered
Executive Retirement Plan	√	Not Offered	Not Offered	Not Offered
Holiday Gifts Not Exceeding $1,500	√	√	√	√

We believe perquisites for executive officers should be limited in scope and value. As a result, we have historically provided nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them.

TYPE OF PERQUISITES	OFFICERS	CERTAIN MANAGERS	FULL-TIME EMPLOYEES
Employee Discount	√	√	√
Convenience Allowance(1)	√	Not Offered	Not Offered
Automobile Allowance(2)	Not Offered(2)	Not Offered(2)	Not Offered(2)
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered

1.	We provide our officers with a limited taxable convenience allowance which they may use for household management, health and wellbeing, and similar expenses.
2.
The Company’s automobile expense reimbursement program limits participation to certain employees whose personal automobiles are used more than fifty percent for Company business travel. Other employees receive reimbursement, in accordance with the Internal Revenue Code, for expenses incurred in connection with the utilization of their personal vehicles for business travel. The Company discontinued the program as of July 1, 2024.

UFP Industries  33  2025 Proxy Statement

Grants of Plan-Based Awards
The following table reflects the grant of plan-based awards made in fiscal 2024 to the Named Executives:

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)		ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK(3) (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
NAME	GRANT DATE	THRESHOLD ($)	MAXIMUM(4)	THRESHOLD (#)	Target (#)	MAXIMUM (#)
Matthew J. Missad		—	$1,743,746	—	—	—	—	—
	02/20/25	—	—	1,499	2,998	5,996	—	$319,737
	02/20/25	—	—	—	—	—	26,984	$2,877,844
	02/27/25						774(5)	$85,000
Michael R. Cole		—	$961,500	—	—	—	—	—
	02/20/25	—	—	647	1,294	2,588		$138,005
	02/20/25	—	—	—	—	—	11,646	$1,242,046
	02/27/25						415(5)	$45,632
Patrick M. Benton		—	$817,500	—	—	—	—	—
	02/20/25	—	—	438	877	1,754	—	$93,532
	02/20/25	—	—	—	—	—	7,895	$842,002
	02/27/25						415(5)	$45,632
Scott A. Worthington		—	$817,500	—	—	—	—	—
	02/20/25	—	—	141	282	564	—	$30,075
	02/20/25	—	—	—	—	—	2,539	$270,784
	02/27/25						415(5)	$45,632
William D. Schwartz, Jr.		—	$1,201,500	—	—	—	—	—
	02/20/25	—	—	339	678	1,356	—	$72,309
	02/20/25	—	—	—	—	—	6,106	$651,205
	02/27/25						426(5)	$46,750

1.
Amounts earned under our annual incentive program are required to be paid within 75 days after our fiscal year-end and are subject to the maximum payment amount described in footnote (4). For details regarding how awards are determined under the Plan, see the Compensation Discussion and Analysis section of this proxy statement.

2.
The amounts in these three columns reflect the grant of performance units pursuant to our Long-Term Stock Incentive Plan. The performance units represent shares of the Company’s common stock and are issuable to participants at the end of the 3-year performance period beginning on the first day of the fiscal year that the performance units are granted. As explained in the Compensation Discussion and Analysis section above, performance is based upon the Company’s actual, cumulative pre-incentive compensation operating profit relative to the budgeted amount of cumulative, pre-incentive compensation operating profit for that 3-year period. The total number of shares that may finally issue may vary from zero to 200% of the target amount, depending upon the Company’s performance.

3.
Reflects the grant of shares of restricted Company common stock. As described in the Compensation Discussion and Analysis section above, the amount of incentive compensation earned in excess of the limit referenced in footnote (4) is payable in the form of performance units described in footnote (2) and in shares of restricted Company stock that cliff vest in five years, subject to accelerated vesting upon death, disability or a change in control. The grant date fair value of the awards is included in the Stock Awards column in the Summary Compensation Table.

4.	Represents 2.0 times each Named Executive’s base salary as of the date of the grant, which is the maximum amount payable under our annual incentive program.
5.	Represents the grant of shares under our Executive Stock Grant Program.
UFP Industries  34  2025 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning equity awards held by the Named Executives as of December 28, 2024:

			STOCK AWARDS
NAME	GRANT DATE	VESTING DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (2)	NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3)	MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3)
Matthew J. Missad	2/27/24	2/27/29	45,235	$5,075,819
	2/27/24	2/27/27			5,026	$563,967
	02/27/23	02/27/28	79,480	$8,918,451
	02/27/23	02/27/26			8,831	$990,927
	02/17/22	02/17/27	80,730	$9,058,713
	05/02/22	02/17/25			8,970	$1,006,524
	02/20/20	02/20/25	50,573	$5,674,796
Michael R. Cole	2/29/24	7/16/26	446	$50,010
	2/27/24	2/27/29	22,118	$2,481,861
	2/27/24	2/27/27			2,457	$275,700
	03/02/23	07/19/26	573	$64,292
	02/27/23	02/27/28	30,335	$3,403,890
	02/27/23	02/27/26			3,370	$378,148
	05/02/22	02/17/30	10,790	$1,210,746
	05/02/22	02/17/25			3,297	$369,956
	02/24/22	07/19/26	596	$66,908
	02/17/22	02/17/27	29,678	$3,330,168
	02/25/21	02/25/26	868	$97,422
	02/27/20	02/27/25	987	$110,696
	02/20/20	02/20/25	18,045	$2,024,829
Patrick M. Benton	2/29/24	2/28/29	446	$50,010
	2/27/24	2/27/29	11,751	$1,318,580
	2/27/24	2/27/27			1,305	$146,434
	03/02/23	03/02/28	559	$62,704
	02/27/23	02/27/28	25,795	$2,894,457
	02/27/23	02/27/26			2,866	$321,594
	05/02/22	02/17/30	8,603	$965,343
	05/02/22	02/17/25			3,059	$343,250
	02/24/22	02/24/27	574	$64,421
	02/17/22	02/17/27	27,536	$3,089,815
	02/25/21	02/25/26	822	$92,264
	02/27/20	02/27/25	787	$88,295
	02/20/20	02/20/25	23,697	$2,659,040

UFP Industries  35  2025 Proxy Statement

			STOCK AWARDS
NAME	GRANT DATE	VESTING DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (2)	NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3)	MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3)
Scott A. Worthington	2/29/24	2/28/29	446	$50,010
	2/27/24	2/27/29	10,174	$1,141,625
	2/27/24	2/27/27			1,130	$126,797
	03/02/23	03/02/28	573	$64,292
	02/27/23	02/27/28	23,910	$2,682,941
	02/27/23	02/27/26			2,656	$298,030
	05/02/22	02/17/30	8,501	$953,897
	05/02/22	02/17/25			3,121	$350,207
	02/24/22	02/24/27	596	$66,908
	02/17/22	02/17/27	28,097	$3,152,764
	02/25/21	02/25/26	868	$97,422
	02/27/20	02/27/25	750	$84,207
	02/20/20	02/20/25	10,415	$1,168,667
William D. Schwartz, Jr.	2/29/24	2/28/29	425	$47,633
	2/27/24	2/27/29	8,779	$985,092
	2/27/24	2/27/27			975	$109,405
	03/02/23	03/02/28	559	$62,704
	02/27/23	02/27/28	13,089	$1,468,717
	02/24/22	02/24/27	574	$64,421
	02/17/22	2/17/27	17,571	$1,971,642
	02/25/21	02/25/26	822	$92,264
	02/27/20	02/27/25	629	$70,636
	02/20/20	02/20/25	7,493	$840,790

1.
Represents shares of restricted stock granted to each Named Executive. The shares are subject to risks of forfeiture until they vest in full. Subject to accelerated vesting for death, disability or a change in control of the Company, the shares vest in full on either the third, fifth or eighth anniversary of the grant date.

2.	The market value of the shares in these columns is based upon the closing price of our common stock on December 28, 2024 ($112.21).
3.
The number of shares that may be issued under performance unit award agreements granted in each of the prior two years depends upon the Company’s actual pre-incentive compensation operating profit relative to the targeted pre-incentive compensation operating profit for the 3-year performance period. The number of the awards reflects the target level of performance units granted, and the value of the awards is based upon the closing price of our common stock on December 28, 2024, which was $112.21.

UFP Industries  36  2025 Proxy Statement

Option Exercises and Stock Vested
The following table provides information on the number and value of options exercised and stock grants vested in 2024 by the Named Executives:

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING(1)
Matthew J. Missad(2)	0	0	116,220	$13,428,476
Michael R. Cole	0	0	39,445	$4,562,656
Patrick M. Benton	0	0	43,308	$5,006,876
Scott A. Worthington	0	0	35,303	$4,091,700
William D. Schwartz, Jr.	0	0	13,504	$1,591,954

1.	Value based upon the closing market price of the Company’s common stock on the vesting date.
2.	Mr. Missad turned 60 in 2020. Under the terms of the Company’s Executive Stock Grant Program, each of his unvested shares held in this program fully vested on his birthday.
We have not granted any options in several years and therefore do not currently have any policy regarding the timing of option grants in relation to our disclosure of material nonpublic information.
Non-Qualified Deferred Compensation
The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified. The aggregate amounts are based on employee deferrals and earnings on these deferrals.

NAMES	EXECUTIVE CONTRIBUTIONS IN 2024(1)	COMPANY CONTRIBUTIONS IN 2024(2)	AGGREGATE EARNINGS IN 2024(3)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN 2024	AGGREGATE BALANCE AT DECEMBER 31, 2024
Matthew J. Missad	$100,000	$17,647	($1,079,053)	($100,000)	$10,755,244
Michael R. Cole	$55,000	$9,706	($399,307)	($40,000)	$3,938,629
Patrick M. Benton	$70,000	$12,353	($122,127)	($55,000)	$1,238,567
Scott A. Worthington	$55,000	$9,706	($179,252)	$0	$1,817,441
William D. Schwartz, Jr.	$55,000	$9,706	($108,080)	($55,000)	$1,101,628

1.
Each of the amounts reported in this column is also reported as non-equity incentive plan compensation or salary in the Summary Compensation Table. The amounts shown include deferrals under our DCP from the annual bonus earned for 2024 for Mr. Missad of $100,000; from the annual bonus earned for 2024 and monthly salary for 2024 for Messrs. Cole and Worthington of $40,000 and $15,000, respectively; from the annual bonus earned for 2024 and monthly salary for 2024 for Mr. Benton of $55,000 and $15,000, respectively, and from the annual bonus earned for 2024 for Mr. Schwartz of $55,000.

2.
The amounts reflect the value of shares of our common stock contributed by the Company under our DCP, based upon the issuance of shares in an amount equal to 15% of the fiscal 2024 salary and/or bonus deferrals.

3.
Amounts shown are credited to the Named Executive’s deferred compensation account(s). The amounts reflect the earnings on various investments in the account(s), including investments in our common stock.

Our Deferred Compensation Plan allows key employees to defer a portion of their incentive compensation and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $15,000 from base salary, per year. As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met. Payouts occur as provided at the time of employee deferral, or if not specified by the employee, upon separation from employment.
UFP Industries  37  2025 Proxy Statement

Other Post-Employment Compensation
Severance Agreements
Under our Executive Retirement Plan (which currently excludes our Chief Executive Officer), officers with twenty or more years of service with the Company and at least ten years of service as an officer are entitled to certain retirement benefits. This plan provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the three-year period preceding retirement) and is payable over three years after retirement, death or disability.
UFP Industries  38  2025 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
The following table quantifies the incremental amounts that would have been vested and become payable on December 28, 2024, to each Named Executive in the event of death, permanent disability, retirement or change in control. In the event of a change in control, payments to our CEO and other officers are conditioned upon both the change in control and his or her actual or constructive termination of employment in connection with the change in control (commonly referred to as a double trigger change in control benefit).

	BENEFIT	DEATH	DISABILITY	RETIREMENT(1)	CHANGE IN CONTROL(2)
Matthew J. Missad	Cash Severance(3)	$5,000,000	$5,000,000	$5,000,000	$2,589,723
	Equity:(4)
	- Restricted Stock	$28,727,780	$28,727,780	$28,727,780	$28,727,780
	Health and Welfare	$60,000	$60,000	$60,000	$60,000
	TOTAL:	$33,787,780	$33,787,780	$33,787,780	$31,377,503

Michael R. Cole	Cash Severance(3)	$646,932	$646,932	$646,932	$930,000
	Equity:(4)
	- Restricted Stock	$12,451,495	$12,451,495	$12,451,495	$12,451,495
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$13,134,427	$13,134,427	$13,134,427	$13,417,495

Patrick M. Benton	Cash Severance(3)	$508,921	$508,921	$508,921	$800,000
	Equity:(4)
	- Restricted Stock	$10,927,234	$10,927,234	$10,927,234	$10,927,234
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$11,472,155	$11,472,155	$11,472,155	$11,763,234

Scott A. Worthington	Cash Severance(3)	$512,435	$512,435	$512,435	$800,000
	Equity:(4)
	- Restricted Stock	$9,099,894	$9,099,894	$9,099,894	$9,099,894
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$9,648,329	$9,648,329	$9,648,329	$9,935,894

William D. Schwartz, Jr.	Cash Severance(3)	$355,934	$355,934	$355,934	$650,000
	Equity:(4)
	- Restricted Stock	$5,266,240	$5,266,240	$5,266,240	$5,266,240
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$5,658,174	$5,658,174	$5,658,174	$5,952,240

1.	Accounts of the Named Executives in deferred compensation plans and 401(k) plans are not included.
2.
In the event of a change in control and his actual or constructive termination of employment, Mr. Missad would receive three years of salary, while Messrs. Cole, Benton, Worthington, and Schwartz would each receive two years of salary.

3.
None of our Named Executives has an employment agreement with the Company. In lieu of severance, our Board has approved an executive retirement plan (“ERP”) for officers who have been employed by the Company for at least twenty years and have been officers for at least ten years (which currently excludes our CEO). Upon death, permanent disability, or other separation of service at age 62 or later, qualifying employees are entitled to receive three annual cash payments, with each payment equal to one-half of the highest annual base salary during the three-year period preceding separation. If death, permanent disability, or separation of service occurs prior to age 62, the ERP benefits are discounted based upon the difference between the qualifying employee’s actual age and age 62. Benefits under the ERP are forfeited if the Named Executive competes with the Company while employed by the Company or any time while benefits are due. Each of the Named Executives has met the service requirements of the ERP. In addition to the benefits provided under the ERP, the Named Executives are eligible for a stipend for health care.

4.	Stock awards that have already vested are not included in the table.
UFP Industries  39  2025 Proxy Statement

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain Company financial performance metrics. For further information concerning our pay-for-performance philosophy and how we align executive compensation with Company financial performance, refer to the Compensation Discussion and Analysis in this proxy statement.
The following table provides information showing the relationship during 2024, 2023, 2022, 2021, and 2020 between (1) executive “compensation actually paid” (as defined by SEC rule) to (a) each person serving as our CEO and (b) our non-CEO named executive officers (also referred to as other NEOs below), on an average basis, and (2) the Company’s financial performance. The Company’s selected performance measure is Pre-Bonus Operating Profit (PBOP), as reflected in the chart below. Information presented in this section will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except as we may specifically do so.

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR CEO(1)	COMPENSATION ACTUALLY PAID TO CEO(1)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON- CEO NAMED EXECUTIVE OFFICERS(2)	AVERAGE COMPENSATION ACTUALLY PAID TO NON- CEO NAMED EXECUTIVE OFFICERS(2)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:(3)		NET INCOME (IN MILLIONS)(5)	COMPANY SELECTED PERFORMANCE MEASURE(PBOP)(6) (IN MILLIONS)
					COMPANY TSR	PEER GROUP TSR(4)
2024(7)	$5,948,997	$5,413,544	$2,275,266	$2,071,169	$242	$203	$419	$646
2023(7)	$8,454,535	$25,887,887	$2,972,776	$8,562,233	$268	$198	$514	$824
2022(7)	$10,299,274	$8,172,530	$4,761,045	$4,448,741	$167	$119	$693	$1,189
2021(7)	$9,757,808	$16,098,142	$4,728,970	$7,399,581	$183	$163	$536	$893
2020(7)	$6,220,661	$6,430,547	$3,029,958	$3,431,864	$117	$125	$247	$416

1.	Matthew Missad served as our CEO for the entirety of 2024, 2023, 2022, 2021, and 2020.
2.	The NEOs included in this calculation for each year are:
2024 – Patrick Benton, Michael Cole, Scott Worthington, and William Schwartz
2023 – Patrick Benton, Michael Cole, Scott Worthington, and William Schwartz
2022 – Patrick Benton, Michael Cole, Patrick Webster, and Scott Worthington
2021 – Patrick Benton, Michael Cole, Patrick Webster, and Scott Worthington
2020 – Patrick Benton, Michael Cole, Patrick Webster, and Allen Peters
3.	This comparison assumes $100 was invested on December 28, 2019 in our common stock and in an index of our peers.
4.
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization as of December 28, 2019. The peer group used for this purpose is our self-determined industry peer group as disclosed in our annual report. This peer group is as follows: American Woodmark Corporation, Louisiana-Pacific Corporation, Masco Corporation, Boise Cascade Company, Patrick Industries, Inc., Builders FirstSource, Inc., Simpson Manufacturing Company, Inc., Sonoco Products Company, Gibraltar Industries, Inc., Trex Company, Inc., Greif, Inc., and Smurfit WestRock plc (as successor of WestRock Company pursuant to a 2024 merger transaction; all peer group data for years other than 2024 include WestRock Company).

5.	The dollar amounts reported represent the net income reflected in the Company’s audited consolidated financial statements for the applicable year.
6.
PBOP represents pre-incentive compensation operating profit based on the pre-incentive compensation ROI of each plant, region/business unit, and segment. ROI is determined based upon the Profit Center’s pre-incentive compensation operating profit, less income taxes, divided by the average investment of the Profit Center. Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accumulated amortization and less accounts payable.

7.
The table below sets forth each of the amounts required by SEC rule to be deducted from and added to the amount of total compensation as reflected in the Summary Compensation Table, to calculate Compensation Actually Paid. Because the PSUs are earned based on specified performance-criteria, in computing these amounts with respect to PSUs, total fair value (FV) as of year-end is based on the expected payout of the PSUs using data through year-end. There were no other assumptions made in the valuation of equity awards that differs materially from those disclosed as of the grant date of such equity awards.

UFP Industries  40  2025 Proxy Statement

	2024		2023		2022		2021		2020
	CEO	OTHER NEOs AVERAGE	CEO	OTHER NEOs AVERAGE	CEO	OTHER NEOs AVERAGE	CEO	OTHER NEOs AVERAGE	CEO	OTHER NEOs AVERAGE
Total Compensation for covered fiscal year (FY) from Summary Compensation Table (SCT)	$5,948,997	$2,275,266	$8,454,535	$2,972,776	$10,299,274	$4,761,045	$9,757,808	$4,728,970	$6,220,661	$3,029,958
DEDUCT: grant date fair value (GDFV) of equity awards reported in SCT	$3,282,580	$880,901	$5,795,703	$1,713,776	$7,697,308	$3,477,611	$7,244,629	$3,579,830	$3,720,191	$1,859,954
ADD: FV as of FY-end of equity awards granted during the year that are outstanding and unvested as of FY-end	$5,639,787	$1,695,789	$11,087,446	$3,272,452	$7,108,725	$3,860,576	$6,491,406	$2,900,557	$2,463,917	$1,457,169
ADD: change as of end of FY in FV of awards granted in any prior year that are outstanding and unvested as of FY-end	($3,049,311)	($1,040,231)	$11,526,107	$3,861,284	($1,647,461)	($725,974)	$5,254,494	$2,603,131	$1,206,131	$723,467
ADD: change as of the vesting date (from end of prior FY) in FV for any equity awards granted in any prior year that vested at the end of or during FY	($306,750)	($97,757)	$153,440	$53,592	($256,368)	($127,302)	$1,546,200	$638,919	$66,571	$2,005
ADD: FV as of the vesting date for awards that are granted and vest in the same FY	$95,325	$—	$91,081	$—	$89,500	$22,375	$135,718	$33,930	$89,756	$20,004
ADD: Dividends or other earnings paid on stock or option awards in the covered FY prior to the vesting date that are not otherwise included in the total compensation for the covered FY	$368,075	$119,002	$370,981	$115,905	$276,168	$135,631	$157,145	$73,904	$103,702	$59,215
Compensation Actually Paid (as defined by SEC rule)	$5,413,544	$2,071,169	$25,887,887	$8,562,233	$8,172,530	$4,448,741	$16,098,142	$7,399,581	$6,430,547	$3,431,864

UFP Industries  41  2025 Proxy Statement

Financial Performance Measures
As discussed in the Compensation Discussion and Analysis, our executive compensation program and compensation decisions reflects a pay-for-performance philosophy. The metrics used within our incentive plans are selected to support these objectives. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are as follows:
•	Pre-Bonus Operating Profit
•	Pre-Bonus Operating Profit relative to Target Levels of Return on Investment
Analysis of the Information Presented in the Pay versus Performance Table
While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay versus Performance table set forth above. Moreover, the Company generally seeks to incentivize positive long-term performance and, therefore, does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of SEC Regulation S-K) for a particular year. In accordance with Item 402(v), the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Total Shareholder Return

UFP Industries  42  2025 Proxy Statement

Compensation Actually Paid and Net Income

Compensation Actually Paid and Pre-Bonus Operating Profit

UFP Industries  43  2025 Proxy Statement

Director Compensation
For 2024, each non-employee director earned a $60,000 annual cash retainer fee and a $135,000 annual stock retainer fee. In addition, each member of the Audit Committee earned $10,000 for serving on that committee, and each member of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee earned $5,000 for serving on those committees. In addition to these committee service fees, the chairperson of the Audit Committee earned $20,000, and the chairpersons of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee each earned $10,000. The Lead Independent Director earned $20,000 for serving in that capacity. No fees are payable for attendance at either Board or committee meetings.
Each independent director may participate in the Director Compensation Plan (the “Director Plan”). The annual retainer amounts, both cash (including committee retainers and chairperson fees) and stock consideration, are earned and paid quarterly and either or both (in total or in part) may be deferred in accordance with the Director Plan. Under the terms of the Director Plan, deferred cash is used to purchase Company common stock on a deferred basis at the rate of 110% of the deferred cash amount. No such credit applies to the deferral of the stock portion of the retainer. For 2024, Ms. Budden and Messrs. Rhodes and Wooldridge participated in the Director Plan and were allocated shares of Company common stock, in lieu of cash fees, in the following amounts: 142 shares; 875 shares; and 738 shares, respectively.
The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for their service on our Board in 2024.

NAMES	FEES EARNED OR PAID IN CASH(1)	STOCK AWARD $	TOTAL(1)
Joan A. Budden	$71,000	$135,000	$206,000
William G. Currie	$60,000	$135,000	$195,000
Benjamin J. McLean(2)	$73,750	$135,000	$208,750
Bruce A. Merino	$70,000	$135,000	$205,000
Thomas W. Rhodes(2)	$104,500	$135,000	$239,500
Mary Tuuk Kuras	$75,000	$135,000	$210,000
Brian C. Walker(2)	$90,000	$135,000	$225,000
Michael G. Wooldridge(2)	$88,000	$135,000	$223,000

1.
Includes amounts that may be deferred under our Director Plan and used to purchase shares of our common stock. Excludes additional 10% of any deferred cash amount that under the terms of the Director Plan is applied to purchase of our common stock.

2.
Mr. McLean was appointed to the Nominating and Corporate Governance Committee in 2024 and earned $3,750 of the $5,000 annual director fee for service on that Committee. Mr. Rhodes was Chairman of the Personnel and Compensation Committee and earned an additional $10,000 per year for serving in that capacity as well as $20,000 for serving as Lead Independent Director. Mr. Walker was Chairman of the Audit Committee and earned an additional $20,000 for serving in that capacity. Mr. Wooldridge was Chairman of the Nominating and Corporate Governance Committee and earned an additional $10,000 for serving in that capacity.

As our President and Chief Executive Officer in 2024, Matthew J. Missad received no additional compensation for his service as a director or as Chairman of the Board of Directors. Each independent director is entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses. Each independent director is required to own a minimum of 7,500 shares of Company stock within two years of joining our Board.
UFP Industries  44  2025 Proxy Statement

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires directors, executive officers and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the SEC, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons of the Company were made in compliance with the Exchange Act except that the following Form 4s were filed after the deadline required by Section 16(a): a Form 4 to report a gift of shares by Matthew J. Missad on January 9, 2024; Form 4s to report the grant of restricted shares on February 27, 2024 to each of Patrick M. Benton, Michael R. Cole, Matthew J. Missad, David A. Tutas, and Scott A. Worthington; a Form 4 to report the issuance of deferred stock on September 3, 2024 to William D. Schwartz, Jr.; and Form 4s to report the issuance of deferred stock on November 29, 2024 to each of Messrs. Benton, Cole, Tutas, and Worthington.
Additional Information
Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company. The cost of the solicitation of proxies will be paid by the Company. In addition to the use of the United States Postal Service, proxies may be solicited personally, by telephone, by facsimile or by electronic mail by our employees who will not receive additional compensation for solicitation of proxies. We do not intend to pay any compensation for the solicitation of proxies, except that upon request we will reimburse brokers, nominees, custodians and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.
Related Party Transactions
Pursuant to its Charter, the Audit Committee has a responsibility to review and approve all related party transactions, as defined in applicable SEC rules, involving directors, executive officers and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from the meeting, and the Board considers the proposed transaction based on what is fair to the Company and is in the best interest of its shareholders.
During 2024, the Company paid Ruan Transportation Management Systems (“Ruan”), the company for which our director Benjamim J. McLean serves as Chief Executive Officer, $5,243,087 for services provided by Ruan. These were arm’s length transactions, on terms generally available to third parties under the same or similar circumstances. The transactions are not deemed material to Mr. McLean, and Mr. McLean did not participate or take part in discussions or negotiations in connection with the services provided by Ruan. The relationship and transactions between the Company and Ruan during 2024 were reviewed and approved by the Audit Committee in accordance with its Charter.
Availability of Form 10-K
Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market. Our Annual Report on Form 10-K filed with the SEC will be provided free of charge to any shareholder upon written request. Significant financial information regarding the Company is available on our website at www.ufpi.com. For more information, contact our Investor Relations Department at 2801 East Beltline NE, Grand Rapids, MI 49525, or by calling 800-598-9663.
UFP Industries  45  2025 Proxy Statement

Shareholder Proposals
Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2026 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than November 12, 2025. Proposals of shareholders should be addressed to UFP Industries, Inc., Attention: Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525.
In addition, under our Bylaws, no business may be presented at an annual meeting unless it is specified in a notice of the meeting or is otherwise presented at the meeting by or at the direction of the Board of Directors of the Company or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in our Bylaws about the shareholder and the proposed action), not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting of shareholders. If our 2026 Annual Meeting of Shareholders is held more than 30 days before or more than 60 days after the first anniversary of our 2025 Annual Meeting, the notice must be received not less than 90 days nor more than 120 days prior to the date of that meeting, unless the first public announcement of the meeting is made less than 100 days prior to the date of the meeting, in which case notice must be received within 10 days after the date on which the public announcement of the date of that meeting is first made. This requirement is separate from and in addition to the SEC’s requirements that a shareholder must meet to have a shareholder proposal included in our proxy materials.
As of the date of this proxy statement, we have not received any proposals from any shareholders to be presented at the 2025 Annual Meeting.
Householding of Proxy Materials
Only one proxy statement, annual report to shareholders, and Notice of Internet Availability of Proxy Materials is sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. Any shareholder sharing an address with another shareholder may receive individual copies of the proxy materials by submitting a request in writing to UFP Industries, Inc., Attention: Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525, or by calling 800-598-9663. We will promptly provide such individual copies upon written or oral request.
UFP Industries  46  2025 Proxy Statement

UFP INDUSTRIES, INC.
ATTN: R. PAUL GUERRE
2801 EAST BELTLINE AVE. NE
GRAND RAPIDS, MI 49525

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on April 22, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 22, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D98354-P87520 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UFP INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

To elect two directors to serve until 2028:

Nominees:	**For**	**Against**	**Abstain**
1a. Joan A. Budden	☐	☐	☐
1b. William D. Schwartz, Jr.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company (LLC), or partnership, please sign in full corporate, LLC, or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D98355-P87520

UFP INDUSTRIES, INC.
Annual Meeting of Shareholders
April 23, 2025, 8:30 AM ET

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael R. Cole and R. Paul Guerre as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of UFP Industries, Inc. held of record by the undersigned on February 28, 2025, at the Annual Meeting of Shareholders to be held April 23, 2025, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side